Exhibit 99.1

Contact:

Robert Kleiber, BUCA, Inc.

612-225-3276

FOR IMMEDIATE RELEASE

BUCA, Inc. Receives Filing Extension from NASDAQ

BUCA, Inc. (NASDAQ: BUCAE) announced today that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing of the Company’s securities on The Nasdaq National Market provided that the Company meets certain conditions, including the filing on or before July 29, 2005 of its Annual Report on Form 10-K for the fiscal year ended December 26, 2004, and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2005.

The Company announced on March 31, 2005 that it had received notice from the Nasdaq Stock Market that the Company was not in compliance with the Nasdaq requirements for continued listing as a result of its failure to file with the SEC its Annual Report on Form 10-K for the fiscal year ended December 26, 2004 in a timely fashion, and that its securities were therefore subject to potential delisting from The Nasdaq National Market. As permitted by Nasdaq rules, the Company made a timely request for a hearing before the Nasdaq Listing Qualifications Panel where it requested an extension to file both its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q.

In connection with its granting of the Company’s request for an extension, the Listing Qualifications Panel is also requiring that the Company provide certain information to the Panel, including information regarding the Company’s previously announced internal investigation of matters relating to the termination of its interim chief financial officer and chief information officer by specified dates. The Company intends to provide Nasdaq with appropriate information in response to these requirements. The Company must also comply with all other continued listing requirements of The Nasdaq National Market to maintain its listing. The fifth character “E” will remain appended to the Company’s symbol until the Company is in full compliance with Nasdaq’s filing and continued listing requirements.

If the Company is unable to comply with the conditions for continued listing required by the Panel, then the Company’s securities are subject to immediate delisting from The NASDAQ

National Market. The Company noted that work continues to be done in connection with the completion of its financial statements for the periods covered by the delinquent report and the audit and review of those financial statements. The Company intends to make every effort, but cannot assure that it will be able to meet the July 29, 2005 deadline established by the Panel.

BUCA, Inc. owns and operates 107 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.